EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CARVANA CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share(1)	Rule 456 (b) and Rule 457(r)		(1)		(1)		(1)		(2)		(2)
Fees Previously Paid	—	—	—	—		—		—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—		—		—		—	—	—	—
	Total Offering Amounts							—				—
	Total Fees Previously Paid											—
	Total Fee Offsets											—
	Net Fee Due											—
(1)

An indeterminate amount of Class A Common Stock is being registered as may from time to time be offered at indeterminate prices. The proposed maximum offering price per security and aggregate offering price will be determined from time to time in connection with issuances of securities registered under this registration statement.

(2)

Omitted pursuant to General Instructions II.E of Form S-3. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all registration fees. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).